As approved, and effective February 14, 2025

NORTHPOINTE BANCSHARES, INC.
INSIDER TRADING POLICY
Appendix B    13

Purpose
The Board of Directors of Northpointe Bancshares, Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) both to satisfy the Company's obligation to prevent insider trading by all Company personnel, top to bottom, and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged. It is your obligation to understand and comply with this Policy.
Scope
All team members, contractors, part-time and temporary workers, all directors of the Company and Northpointe Bank and persons employed by others to perform work for Northpointe Bancshares, Inc., and including any affiliate or subsidiary of the Company, are covered by this Policy and must comply with associated processes and procedures.
Overview
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons also are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
Administration
Kevin Comps, President of the Company, will serve as the “Securities Trading Officer” for the purposes of this Policy, and in his absence, Bradley Howes, Chief Financial Officer of the Company, or another employee designated by the Securities Trading Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Securities Trading Officer shall be final and not subject to further review.

Policy
It is the policy of the Company that no director, officer or other team member of the Company or any Company affiliate who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
•buy or sell securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) or engage in any other action to take personal advantage of that information, or
•pass that information on or recommend the purchase or sale of securities based on that information, to others outside the Company, including family and friends.
You may not trade while you are aware of material inside information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information.
In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s commercial partners, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.
Remember that hindsight is twenty-twenty. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.
Directors, Executive Officers, and other Designated Insiders
In addition, certain Designated Insiders are subject to additional restrictions on trading in Company securities. “Designated Insiders” include (i) directors and executive officers of Northpointe Bancshares, Inc. and Northpointe Bank, (ii) certain bank leadership, and other designated team members who receive consolidated financial results on a monthly basis or otherwise routinely come into possession of material nonpublic information (such as members of the accounting, finance, investor relations and legal departments), (iii) “Covered Family Members” and (iv) “Covered Entities” (each as defined below) of these persons. The Company shall determine the list of other “Designated Insiders” and a Securities Trading Officer shall notify such persons that they have been determined to be Designated Insiders.
If you are a Designated Insider, you, your Covered Family Members and Covered Entities,
•may not engage in any transaction in the Company's securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Securities Trading Officer; and
•may not engage in any transaction in the Company’s securities (subject to certain limited exceptions described below) during a quarterly or event-specific black-out period.

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Additional details on the pre-clearance procedures and black-out periods are provided below.

Covered Family Members
The Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities or trusts in which you act as trustee and make decisions on investments in securities). These persons are referred to as “Covered Family Members”. You are responsible for the transactions of these Covered Family Members and therefore should make them aware of the need to confer with you before they trade.
Covered Entities
The Policy also applies to entities that you influence or control (including any corporations, partnerships or trusts). These entities are referred to as “Covered Entities”. You are responsible for the transactions of these Covered Entities and therefore should make them aware of the need to confer with you before they trade.
Material Inside Information
Material inside information has two important elements – materiality and public availability.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect a company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•The Company’s financial or operating results, whether for a completed period or relating to expectations for future periods;
•Earnings estimates or guidance, or changes in previously released earnings estimates or guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•Significant changes in the Company's prospects or objectives;
•A pending or proposed merger, acquisition, tender offer or acquisition or disposition of significant assets;
•A material impairment or change in the value of the Company’s assets;
•A material change in the Company’s non-performing assets, loan loss provision or allowance for loan loss reserves;
•Debt or financing transactions out of the ordinary course and any default on outstanding debt, impending bankruptcy or the existence of liquidity problems;
•Development of a significant new product or service;

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•A gain or loss or, or change or other development with, a significant customer, borrower or credit relationship;
•Termination of, or amendments or modifications to, any existing material or significant contracts, or entering into any new material or significant contracts, including, without limitation, marketing, licensing, joint venture or similar agreements);
•Actual or threatened major litigation, or the resolution of such litigation;
•Cybersecurity incidents, including vulnerabilities or data breaches;
•Significant regulatory or legislative developments affecting the Company, including regulatory investigations or litigation, regulatory approvals or changes in regulations and any analysis of how they affect the Company;
•Significant accounting developments;
•A conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon, or that a restatement will be needed;
•A conclusion by the Company or its management or independent auditor that there exists, or may exist, deficiencies (such as a material weakness or significant deficiency) in the Company’s controls and related functions, including, without limitation, its internal controls or disclosure controls and procedures;
•A change in or dispute with the Company’s independent auditor;
•A change in or other development regarding senior management or the board of directors;
•A change in dividend policy;
•The establishment of a program to repurchase securities of the Company, or any amendment or successor programs thereto;
•The declaration of a stock split;
•An offering of additional securities; and
•The existence of financial liquidity problems or impending bankruptcy.
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. The SEC takes a broad view as to what information is considered material. If you have any questions as to whether certain information is material, please contact the Securities Trading Officer.
When Information is "Public." A common misperception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only after it has been released broadly to the marketplace (such as by press release, webcast conference or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until two full trading days after the information is released.

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Pre-clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Designated Insiders may not engage in any transaction involving Company securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust or any other transfer) or enter into a plan with respect to any transaction involving Company securities at any time without first obtaining pre-clearance of the transaction from the Securities Trading Officer. A form for requesting pre-clearance of transactions and plans is attached as Appendix B. The Securities Trading Officer is under no obligation to approve a transaction or plan submitted for pre-clearance and may determine not to permit the transaction or entering into the plan. If a transaction or plan is pre-cleared, the pre-clearance is good for two business days, after which a new request for pre-clearance must be submitted. After that time, you must obtain a new pre-clearance for any transaction or before entering into any plan. Notwithstanding receipt of pre-clearance, if you become aware of material nonpublic information or you become subject to a Blackout Period before the transaction or plan is effected, then you may not complete the transaction or enter into the plan.
Blackout Periods
During specified Blackout Periods, no Designated Insider may engage in any transactions in the Company’s securities other than certain Permitted Transactions that are pre-cleared by the Securities Trading Officer.
Quarterly Blackout Periods. Company’s announcement of its quarterly and annual financial results almost always has the potential to have a material effect on the market for Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Designated Insiders generally will be prohibited from trading in Company’s securities during the period beginning after the 15th day of the last month of Company’s fiscal quarter or fiscal year and ending after the first two full trading days following Company’s issuance of its quarterly or annual earnings release.
Interim Blackout Periods. Company may on occasion issue interim earnings guidance by means of a press release, webcast conference, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. The same persons who are subject to quarterly blackout periods are generally prohibited from trading in Company’s securities during the period beginning when Company is assembling the interim earnings information to be released and ending when the information has been released and fully absorbed by the market.
Event-specific Blackout Periods. From time to time, an event may occur that is material to Company and is known by only a few directors or executives (which may include pending announcement of a share repurchase plan or any amendments thereto). So long as the event remains material and nonpublic, the persons who are aware of the event, as well as all other persons who are subject to Company’s pre-clearance procedures, together with their family members and other members of their households, may not trade in Company securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, another person whose trades are subject to pre-clearance, requests permission to trade in the Company's securities during an event-specific blackout, the Securities Trading Officer will inform the requesting person of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Securities Trading Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Retirement Plan Blackout Periods. From time to time, the Company or a plan trustee may announce the temporary suspension of the ability of plan participants to buy, sell or otherwise acquire or transfer interests

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in the Company’s stock that are held in the Company’s 401(k) plan and other Company-sponsored individual account retirement plans. It is the policy of the Company, consistent with the SEC’s Regulation Blackout Trading Restriction, that Designated Insiders may not trade in or otherwise transfer the Company’s securities during any such retirement plan blackout period.
Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly earnings blackout period. Hardship exceptions may be granted only by the Securities Trading Officer in his or her sole discretion, and any exception shall not relieve the individual requesting such exemption from his or her responsibility for compliance with the insider trading laws. A hardship exception must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Securities Trading Officer concludes either that the Company's earnings information for the applicable quarter does not constitute material nonpublic information or that the person has no knowledge of the earnings information for the applicable quarter (or any other material nonpublic information). Under no circumstance will a hardship exception be granted during an event-specific blackout period.
Transactions Permitted During Blackout Periods
Certain transactions in Company securities generally are permitted during a blackout period. However, these transactions must be precleared with the Securities Trading Officer.
Permitted Transactions during a blackout period include:
Stock Plans
•Acceptance or receipt of a stock option, restricted stock or similar grants under one of Company’s employee benefit plans
•Vesting of shares of restricted stock and any related forfeiture/withholding of shares for tax withholding, but not the sale of any stock acquired in the vesting
•Exercise of stock options where the option exercise price and/or related tax withholding is paid in cash or by tendering shares of Company stock already held by you, but not the sale of any stock acquired in the option exercise
•Dividend reinvestment plan transactions
Trusts
•Establishment of a new trust through the transfer of shares already owned by you in a non-market transaction
•Transactions between trusts that do not involve a change in the beneficial ownership of the Company securities held in the trust or an “at the market” transaction
•Annuity payments/dispositions of Company securities pursuant to the pre-established terms of a trust
Rule 10b5-1 Plan Transactions
•Transactions under a properly established Rule 10b5-1 trading plan
Exception for Pre-Approved Rule 10b5-1 Plans

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Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. Trades by Designated Insiders that are executed pursuant to a plan that is adopted and operated in compliance with Rule 10b5-1 (a “Rule 10b5-1 Plan”) are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. To comply with this Policy, a Rule 10b5-1 Plan (including any amendment thereto or termination thereof) must meet the requirements of Rule 10b5-1 and be approved by the Securities Trading Officer prior to entry into the Rule 10b5-1 Plan.
In general, a Rule 10b5-1 Plan must be in writing and entered into before a person is aware of material nonpublic information and otherwise not be entered into during a Blackout Period. Once the plan is adopted, the Designated Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Rule 10b5-1 Plan must include such provisions as may be required by Rule 10b5-1 (including, without limitation, applicable waiting or “cooling-off” periods).
No person may have more than one Rule 10b5-1 Plan or overlapping Rule 10b5-1 Plans, except to the extent permitted by Rule 10b5-1. Modifications to or terminations of Rule 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a Blackout Period and compliance with any required waiting period under Rule 10b5-1.
Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy will automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Rule 10b5-1 Plans for certain Designated Insiders).
The Company requires that all Rule 10b5-1 Plans (or any amendment or termination thereof) be approved in writing in advance by the Securities Trading Officer. The review and approval process by the Securities Trading Officer will include analysis and consideration of a number of factors as required by applicable law. The Securities Trading Officer is under no obligation to pre-clear any Rule 10b5-1 Trading Plan and may determine not to pre-clear it or to pre-clear it only if certain conditions are satisfied.
Exception for Discretionary Managed Accounts
Transactions in mutual funds, 401(k) plans, and similar open-end investment vehicles that are managed on a completely discretionary basis and over which you have no influence in decision-making are not subject to the prohibitions, restrictions and reporting requirements in this Policy.
Specific Transactions
Transactions Under Company Plans
Stock Incentive Plans. The Policy does not apply to the acceptance of a stock option, restricted stock or similar award, the exercise of a stock option, the vesting of a restricted stock or stock unit award, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or other award to satisfy tax withholding requirements. The Policy does apply, however, to any sale of the underlying stock or to a broker-assisted cashless exercise of an option because this entails selling

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a portion of the underlying stock to generate the cash needed to pay the exercise price of the option and/or the resulting withholding taxes.
Dividend Reinvestment Plan. The Policy does not apply to purchases of Company stock under the Company's dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, to your election to participate in the plan or increase your level of participation in the plan and to your sale of any Company stock purchased pursuant to the plan.
Estate Planning Transactions; Gifts
Trusts. The Policy does not apply to transactions in Company securities if you (or your spouse or immediate family member) are not a trustee of the applicable trust or to any transactions that do not involve a change in the beneficial ownership of Company securities (such as a transfer from one trust in which you are the sole beneficiary to another trust in which you are the sole beneficiary) or any other “at the market” transaction.
The Policy does apply to the establishment of a new trust or to transactions where you (or your spouse or immediate family member) are the trustee of the trust or otherwise have discretion regarding transaction in Company securities held by the trust. Generally, establishment of trusts or trust-to-trust transactions not involving a change in beneficial ownership or any other “at the market” transaction will be permitted outside a trading window. However, all trust transactions must be precleared under the Policy.
Gifts. The Policy does apply to all gifts of the Company’s securities.

Prohibited Transactions
The Company considers it improper and inappropriate for any director, officer or other team member of the Company to engage in short-term or speculative transactions in the Company's securities. It, therefore, is the Company's policy that directors and executive officers may not engage in any of the following transactions:
Short-term Trading. Short-term trading of the Company's securities by a director, officer or other team member may be distracting to him or her and may unduly focus him or her on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any director, officer or Designated Insider who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934 subjects directors and executive officers to liability for certain sales of securities within six months of certain purchases and for certain purchases of securities within six months after certain sales.
Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by the Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and executive officers from engaging in short sales.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director, officer or other or Designated Insider is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by

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the Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.")
Hedging Transactions and Derivative Securities. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other team member to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company's other shareholders. Therefore, directors, executive officers and other Designated Insiders are prohibited from engaging in any such transactions.
Margin Accounts and Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Designated Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Standing Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker and, as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined above under the headings “Pre-clearance Procedures” and “Blackout Periods.”
Unauthorized Disclosures
Confidentiality. You should treat all information that you receive about the Company or its relationships with third parties as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risks of investigation and litigation. No director, officer or employee of the Company should disclose non-public information to anyone (even substantial numbers of employees), except other personnel of the Company who need to know the information to perform their duties.
External Communications; Internet and Social Media. All external communications about the Company must be made through designated Company spokespersons authorized to speak for the Company (see the Company’s Regulation FD Policy). Unless you are expressly authorized to do so in the performance of your duties, you should not discuss internal matters concerning the Company with anyone outside of the Company. This prohibition applies specifically (but not exclusively) to inquiries from the press and members of the financial community. If you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Securities Trading Officer.
Please note that it is inappropriate for any unauthorized person to disclose Company information on the Internet, including in investment-oriented forums (chat rooms) where companies and their prospects are discussed. The posts in these forums are often made by persons who may be poorly informed or, in some cases, malicious or manipulative and who intend to benefit their own stock positions. Accordingly, no director, officer, employee or other party related to the Company may discuss the Company or Company-

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related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited. You should also not disclose any information about the Company on social media platforms, such as Facebook or X (Twitter).
Reports of Beneficial Ownership; Post-Transaction Notice
The Company’s directors and executive officers are required to file initial reports of their beneficial ownership of any class of the Company’s securities with the SEC on Form 3. Thereafter, each reporting person must file Forms 4 and 5 reporting all reportable changes in beneficial ownership. A report on Form 4 is due for each then-reportable change in beneficial ownership by the second business day after the transaction. A report on Form 5, if applicable, is due from each reporting person within 45 days after the end of the Company’s fiscal year. The Securities Trading Officer (or his or her designee) will assist in the preparation of these reports, but the ultimate responsibility for making sure that all changes in ownership are accurately and promptly reported rests with the individual.
To facilitate public reporting requirements, each director and executive officer shall notify the Securities Trading Officer (or his or her designee) of the occurrence of any purchase, sale, gift or other acquisition or disposition of securities of the Company, in each case, as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
Post-Termination Transactions
The Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified in the Policy, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period applicable at the time of the termination of service.
Responsibilities
Specific responsibilities are detailed in the sections above.
The Policy Owner is responsible for:
•Development, implementation, and maintenance of the Policy in accordance with the Company Governing Documents (Policy, Procedures, Standards, Charters) Policy
•Defining, approving, and implementing processes and procedures and ensuring their consistency with the Policy
The Policy Governance Team should review the Policy to ensure it meets standards established in the Governing Documents (Policy, Procedures, Standards, Charters) Policy.
Review and/or Approval Authorities
•Securities Trading Officer
•Board of Directors

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Management is responsible for ensuring the Policy and associated standards, processes and procedures are properly communicated and understood within their respective organizational units.
Team Members are responsible for familiarizing themselves and complying with the Policy and the associated processes provided by Company management.
Enforcement
The consequences of an insider trading violation can be severe:
Traders and Tippers. Company personnel who trade on inside information are subject to the following penalties:
•Disgorgement of profits;
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit); and
•A jail term of up to 20 years.
A director, officer or other team member who passes along, or “tips,” information to a person who then trades is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee's trading.
Control Persons. In addition, the Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:
•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the team member's violation; and
•A criminal penalty of up to $5,000,000 for individuals and up to $25,000,000 for the Company.

Company-Imposed Sanctions. The failure of a director, officer or other team member to comply with the Company's Policy may subject him or her to Company-imposed sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC or stock exchange investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.
Refer to the Code of Business Conduct and Ethics for reporting information.
Review and Revision
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Securities Trading Officer. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
The Policy will be reviewed annually by the Policy Owner and any changes will be submitted to the Board of Directors for approval. The Policy will be approved every two years regardless of whether there are changes.

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As approved, and effective February 14, 2025

APPENDIX A
NORTHPOINTE BANCSHARES, INC.
INSIDER TRADING POLICY
KEY TERMS
Blackout Period – Period of time during which Designated Insiders may not engage in any transaction in the Company’s securities other than certain Permitted Transactions that are pre-cleared by the Securities Trading Officer.
Covered Family Member – with respect to any Designated Insider, family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities or trusts in which you act as trustee and make decisions on investments in securities).
Designated Insider – directors and executive officers of the Company and Northpointe Bank, certain bank leaders identified by the Company, and other designated team members who receive consolidated financial results on a monthly basis or otherwise routinely come into possession of material nonpublic information (such as members of the accounting, finance, investor relations and legal departments), as well as Covered Family Members and Covered Entities of these persons. A list of all Designated Insiders will be maintained by the Securities Trading Officer.
Material Nonpublic Information - any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities that is not available to the public. Any information that could reasonably be expected to affect a company's stock price, whether it is positive or negative, should be considered material.
Permitted Transactions – Certain transactions in Company securities generally permitted during a blackout period. However, these transactions must be precleared with the Securities Trading Officer. Permitted transactions include:
Stock Plans
•Acceptance or receipt of a stock option, restricted stock or similar grants under one of Company’s employee benefit plans
•Vesting of shares of restricted stock and any related forfeiture/withholding of shares for tax withholding, but not the sale of any stock acquired in the vesting
•Exercise of stock options where the option exercise price and/or related tax withholding is paid in cash or by tendering shares of Company stock already held by you, but not the sale of any stock acquired in the option exercise
•Dividend reinvestment plan transactions
Trusts
•Establishment of a new trust through the transfer of shares already owned by you in a non-market transaction

•Transactions between trusts that do not involve a change in the beneficial ownership of the Company securities held in the trust or an “at the market” transaction
•Annuity payments/dispositions of Company securities pursuant to the pre-established terms of a trust
Rule 10b5-1 Plan Transactions
•Transactions under a properly established Rule 10b5-1 Trading Plan

APPENDIX B

APPLICATION AND APPROVAL FORM FOR TRADING BY
NORTHPOINTE BANCSHARES, INC. INSIDERS

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Shares to be Traded:

CERTIFICATION

I, _________________________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning Northpointe Bancshares, Inc. and its affiliates (collectively, the “Company”) and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature                            Date

FOR COMPLIANCE USE ONLY

REVIEW AND DECISION

The undersigned hereby certifies that the undersigned has reviewed the foregoing application and in reliance on the information provided by the Applicant ___ APPROVES ___ PROHIBITS the proposed trade(s). This pre-clearance expires on _______________________________________.

SECURITIES TRADING OFFICER:

Name:                                 Date: